Exhibit 10.12

Confirmation of the final purchase price for the acquisition of Vishay Semiconductor Itzehoe GmbH between

1.	Vishay Semiconductor GmbH
Theresienstraße 2
74025 Heilbronn, Germany

hereinafter referred to as “Seller”

and

2.	Siliconix Holding GmbH
(formerly WT Sechzigste Verwaltungs GmbH
located at Wilhelm-Hauff-Straße 2-4, 60325 Frankfurt)
Fraunhofer Str. 1
25524 Itzehoe, Germany

hereinafter referred to as “Purchaser”

Preamble

The Seller by notarial roll of deeds No. 279/2004 of the notary public Dr. Harald Jung, admitted in the district of the appellate court of Frankfurt/Main, sold and assigned all its shares of Vishay Semiconductor Itzehoe GmbH to the Purchaser (hereinafter referred to as “SPA”). Terms capitalized herein which are not separately defined shall have the meaning ascribed thereto in the SPA.

The parties of the SPA, agreed in its section 2 on an increase of the Base Purchase Price of EUR 5,990,551.00 to the amount of the fair market value of the shares in Vishay Semiconductor Itzehoe GmbH based on an independent appraisal. American Appraisal valued the shares in Vishay Semiconductor Itzehoe GmbH at the fair market value of EUR 7,472,775.00.

§ 1

Seller and Purchaser have reviewed the documents used to prepare the appraisal and acknowledge and accept the final purchase price of EUR 7,472,775.00 fixed by American Appraisal as fair market value. Thus, the Base Purchase Price will be increased by an Additional Purchase Price of EUR 1,482,224.00 to the amount of EUR 7,472,775.00.

§ 2

The final purchase price (consisting of Base Purchase Price plus Additional Purchase Price) will be paid in accordance with terms of the SPA.

March 8, 2005	March 8, 2005
Date/Place	Date/Place

/s/ KING OWYANG	/s/ RAINER KROPF

King Owyang	Rainer Kropf